Exhibit 99.1

Alchemy Investments Acquisition Corp 1 Signs Non-Binding LOI with Cartiga, LLC, a Leading Litigation Finance Asset Management Platform

Business Combination Would Unlock Significant Value for Cartiga as a Nasdaq-Listed Tech-Forward Vertically-Integrated Alternative Asset Management Company

New York, NY, May 12, 2025 – Alchemy Investments Acquisition Corp 1 (“Alchemy”; Nasdaq: ALCY), a publicly traded special purpose acquisition company (“SPAC”), has entered into a non-binding letter of intent with Cartiga, LLC, a Delaware limited liability company (“Cartiga” and together with Alchemy, the “Parties”), in connection with a potential business combination (“Business Combination”).

Cartiga is a specialized alternative investment firm using advanced data analytics to drive investments in litigation finance. By integrating legal and financial data, Cartiga leverages proprietary information and deep domain expertise to predict litigation outcomes, optimize asset allocation and investment performance, and deliver case and business management insights to law firms.

Its analytics-driven strategy enables claim valuation, tech-enabled case monitoring, and dynamic risk adjustment. Cartiga streamlines the origination and investment process in a manner designed to mitigate risk and maximize returns. By investing in legal claims and legal services businesses, Cartiga continually improves its data advantage and value proposition to customers while delivering attractive non-correlated risk-adjusted returnsi. Cartiga believes that it is optimally positioned to drive growth by leveraging direct distribution and machine learning tools to both accelerate originations and deploy business optimization tools for law firms.

As a public company, the pro forma business plans to opportunistically consolidate the fragmented litigation finance market through the intended acquisition and integration of complementary companies and assets. This strategy is designed to enhance scale, operational efficiency and market presence, driving long-term growth for shareholders.

Investment Highlights of Cartiga

•	Proven Track Record: More than $1.6 billion in lifetime originations and $1.6 billion in cash realizations since inception in 2000, demonstrating strong performance and profitability across market cycles.
•	Comprehensive Platform: A multi-product alternative asset management and direct origination platform investing in the U.S. litigation and legal services market.
•	Data-Driven Success: Advanced data analytics and bespoke technology enhance underwriting, risk assessment and portfolio management.

•	Large Addressable Market: Large $300 billion+ addressable market representing approximately 1.4% of US GDP with a limited number of scaled competitors and meaningfully underpenetrated by traditional capital providers.ii
•	Strategic Relationships: Longstanding partnerships with lawyers supported by 20-person in-house sales and business development team.
•	Robust Data Moat: Proprietary claims and outcomes database provides durable competitive differentiator.
•	Experienced Leadership: Led by seasoned, long-tenured professionals with domain expertise in the legal, finance and asset management industries.
•	Financial Strength: Profitable, well-capitalized, scalable business with diversified portfolio of non-correlated assets generating predictable shorter duration cash flows.
•	Institutional Backing: Supported by over $250 million in committed equity capital from blue chip investor base.

Other Key Metrics

•	Proprietary Database: Contains over 250,000 individual litigation-linked asset fundings diversified across 8,000+ unique lawyers and law firms
•	Investment Track Record: 20+ year track-record originating assets exhibiting non-correlated riskiii and outsized risk-adjusted returns versus traditional private creditiv
•	IT and Product Development Investment: Over $20 million invested since 2020
•	Team Size: Approximately 95 employees
•	Structured Finance Expertise: Four rated securitization transactions completed – three have been fully realized.

Leadership Commentary

“We view Cartiga’s platform as an attractive alternative investment, offering a return profile that is uncorrelated with other asset classes. This sector is massive and rapidly expanding,” said Mr. Vittorio Savoia, Co-CEO of Alchemy.

Mr. Mattia Tomba, Co-CEO of Alchemy, added, “We believe Cartiga and Alchemy make a compelling partnership. As funding, disclosure, and regulatory standards evolve, we expect the interest for publicly traded litigation finance asset management companies to grow. We believe a Nasdaq listing will put Cartiga in a leadership position in the industry by enhancing transparency, reducing the cost of capital, and expanding access to flexible funding. ”

Cartiga’s CEO, Mr. Sam Wathen, remarked, “Combining with Alchemy aligns perfectly with our goals. Leveraging a Nasdaq listing would enable Cartiga to establish new industry guidelines with full transparency and utilize its public currency to drive growth and acquire complementary businesses. Enhanced transparency would ultimately lower funding costs, benefiting companies like ours.”

About Cartiga, LLC

Cartiga is a specialized alternative investment firm that leverages advanced data analytics to drive decision-making in the litigation finance sector. Cartiga combines capital with proprietary technology to help law firms and their clients achieve better litigation outcomes. The company applies a data-driven approach to underwriting, risk assessment and portfolio management, utilizing proprietary data, structured and unstructured legal and financial information, and continuously updated datasets from ongoing capital deployment. This iterative process enhances Cartiga’s predictive capabilities and strengthens its competitive edge.

Advisor to Cartiga, LLC

B. Riley Securities is acting as exclusive financial advisor to Cartiga, LLC.

About Alchemy Investments Acquisition Corp 1

Alchemy is a “special purpose acquisition company” or “SPAC,” commonly known as a blank-check company, incorporated under the laws of the Cayman Islands as an exempted company for the purpose of completing a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, with a focus on companies acquiring, processing, analyzing, and utilizing data acquired from a variety of systems and sources.

Advisor to Alchemy Investments Acquisition Corp 1

Keefe, Bruyette and Woods, A Stifel Company, is acting as exclusive financial advisor to Alchemy Investments Acquisition Corp 1.

Important Information and Where To Find It

This press release is provided for information purposes only and contains information with respect to a potential Business Combination described herein. If the Parties enter into definitive documentation regarding a Business Combination, a newly formed holding company intends to file relevant materials with the SEC, including a Registration Statement on Form S-4, that includes a preliminary proxy statement/prospectus, and when available, a definitive proxy statement and final prospectus. Promptly after filing any definitive proxy statement with the SEC, Alchemy will mail the definitive proxy statement and a proxy card to each shareholder entitled to vote at the Extraordinary Meeting relating to the transaction. INVESTORS AND SHAREHOLDERS OF ALCHEMY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT ALCHEMY FILES WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ALCHEMY, CARTIGA AND THE BUSINESS COMBINATION. Any definitive proxy statement, preliminary proxy statement and other relevant materials in connection with the transaction (if and when they become available), and any other documents filed by Alchemy with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov).

Participants in the Solicitation

Alchemy and its directors and executive officers may be deemed participants in the solicitation of proxies from Alchemy’s shareholders with respect to the Business Combination. A list of the names of those directors and executive officers and a description of their interests in Alchemy will be included in any proxy statement for the Business Combination and be available at www.sec.gov. Information about Alchemy’s directors and executive officers and their ownership of ordinary shares is set forth in Alchemy’s final prospectus, dated as of May 4, 2023, and filed with the SEC (File No. 333-268659) on May 5, 2023, as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such filing (the “Prospectus”). Additional information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement pertaining to the proposed Business Combination when it becomes available. These documents can be obtained free of charge at the SEC’s website (www.sec.gov).

Cartiga and its managers and executive officers may also be deemed to be participants in the solicitation of proxies from the shareholders of Alchemy in connection with the proposed Business Combination. A list of the names of such managers and executive officers and information regarding their interests in the proposed Business Combination will be included in any proxy statement for the proposed Business Combination when it becomes available.

Forward-Looking Statements

This press release contains certain “forward-looking statements”. Forward-looking statements can be identified by words such as: “target,” “believe,” “expect,” “will,” “shall,” “may,” “anticipate,” “estimate,” “would,” “positioned,” “future,” “forecast,” “intend,” “plan,” “project,” “outlook” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Examples of forward-looking statements include, among others, statements regarding the proposed transactions contemplated by the non-binding letter of intent, including the benefits of the Business Combination, integration plans, expected synergies and revenue opportunities, anticipated future financial and operating performance and results, including estimates for growth, the expected management and governance of the combined company, and the expected timing of the Business Combination. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on the Parties’ managements’ current beliefs, expectations and assumptions. Because forward- looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Actual results and outcomes may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward- looking statements. Important factors that could cause actual results and outcomes to differ materially from those indicated in the forward-looking statements include, among others, the non-binding nature of the letter of intent and the ability of the Parties’ to cease discussions regarding a Business Combination for any reason or no reason, as well as the following, even if the Parties do in their discretion enter into definitive documentation regarding a proposed Business Combination: (a) the occurrence of any event, change, or other circumstances that could give rise to the termination of the Business Combination Agreement; (b) the outcome of any legal proceedings that may be instituted against the Parties following the announcement of the Business Combination Agreement and the transactions contemplated therein; (c) the inability to complete the proposed Business Combination, including due to failure to obtain approval of the shareholders of Alchemy or members of Cartiga, certain regulatory approvals, or satisfy other conditions to closing in the Business Combination Agreement; (d) the occurrence of any event, change, or other circumstance that could give rise to the termination of the Business Combination Agreement or could otherwise cause the transaction to fail to close; (e) the inability to obtain or maintain the listing of securities on Nasdaq following the proposed Business Combination; (f) the risk that the proposed Business Combination disrupts current plans and operations as a result of the announcement and consummation of the proposed Business Combination; (g) the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of Cartiga to grow and manage growth profitably, and retain its key employees; (h) costs related to the proposed Business Combination; (i) changes in applicable laws or regulations; (j) the possibility that Alchemy or Cartiga may be adversely affected by other economic, business, and/or competitive factors; (k) risks relating to the uncertainty of the projected financial information with respect to Cartiga; (l) risks related to the organic and inorganic growth of Cartiga’s business and the timing of expected business milestones; (m) the amount of redemption requests made by Alchemy’s shareholders; and (n) other risks and uncertainties indicated from time to time in any Prospectus that includes a preliminary proxy statement/prospectus, and if and when available, a definitive proxy statement and final prospectus relating to the proposed Business Combination, including those under “Risk Factors” therein, and in Alchemy’s other filings with the SEC. Alchemy cautions that the foregoing list of factors is not exclusive. The Parties caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Parties do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions, or circumstances on which any such statement is based, whether as a result of new information, future events, or otherwise, except as may be required by applicable law. Neither Alchemy nor Cartiga gives any assurance that either Cartiga or Alchemy, or the combined company, will achieve its expectations.

No Offer or Solicitation

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, or a recommendation to purchase, any securities in any jurisdiction, or the solicitation of any vote, consent or approval in any jurisdiction in respect of the proposed Business Combination, nor shall there be any sale, issuance or transfer of any securities in any jurisdiction where, or to any person to whom, such offer, solicitation or sale may be unlawful under the laws of such jurisdiction. This press release does not constitute either advice or a recommendation regarding any securities. No offering of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, or an exemption therefrom.

Investor Relations Contacts: Steven Wasserman

Mattia Tomba

Vittorio Savoia

info@alchemyinvest.co

+1 516 428 2816

i Source: As measured vs. US GDP published by the US Bureau of Economic Analysis, S&P 500 and the Merrill Lynch High Yield Bond Index performance

ii Source: GDP Figure based on the legal services market size as per the Beaureau of Economic Analysis. Underprenetration as measured based on the ratio of GDP contribution to US banking sector assets; US banking sector data as per the US Federal Reserve.

iii Source: As measured vs. US GDP published by the US Bureau of Economic Analysis, S&P 500 and the Merrill Lynch High Yield Bond Index performance

iv Based on asset performance measured versus the Cliffwater Direct Lending Index (CDLI) for 12/31/2019 through 12/31/2024